Exhibit 10.19
Bio-Fuels Engineering
& Project Development
April 12, 2007
Agassiz Energy, LLC
ATTN: Donald Sargeant
Re: Proposed 55 Million Gallon Ethanol
Production Facility
Dear Mr. Sargeant:
KL Process Design Group, LLC hereby proposes to furnish design-build and other services for the following described project:
Project Description
This project is described as a dry-grind ethanol production facility to convert corn (raw material) into liquefied finished product to be located in Erskine, Minnesota. Engineering and construction will provide piping, tanks, pumps, heat exchangers and instrumentation sufficient to run at a capacity of 55 million gallons of anhydrous ethanol per year. Associated equipment will be sufficient to handle and process bi-product material in the form of DDGS for sale back to the open market; vertical silo grain storage; rail spur; ethanol storage and load-out skid package for rail and truck; ancillary utility support infrastructure and administrative building. It is anticipated that the proposed plant will be fueled by a fluidized-bed boiler fueled by coal and possibly biomass, with propane backup, with sufficient pollution control measures to meet the State of Minnesota pollution control standards.
Scope of Services by KL Process Design Group
Services shall be conducted in three phases:
Phase I—Permit Completion and Up-Front Engineering; Possible Debt Financing Assistance:
Services will include State and Federal permitting, any changes based on process design required for the current Air and Water Quality permit applications and construction storm water prevention plan; Alcohol Tobacco and Trade Bureau Permitting (TTB) and any local construction permits and up-front process design to support the permitting process. Deliverables will include, but are not limited to, Process Flow Diagrams (PFD’s) with integrated heat and material balance, Aspen Plus® software process simulation modeling results, Process Description (Design Basis Document), and the completed/amended permit applications listed above.
Additional services may include, at the request of Agassiz, locating debt financing to include presenting
KL Process Design Group, LLC
2693C Commerce Road, Rapid City, SD 57702 (605) 718-0372 Fax (605) 718-1372
www.klprocess.com
1461991.1
+Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Donald Sargeant Agassiz Energy, LLC	Apr 12, 2007 Page 2 of 8
the project to known lending institutions. Deliverables may include bank commitment letters and financing alternatives.
Phase II—Construction: Process Engineering and Construction Management: Deliverable will include but are not limited, Piping and Instrumentation Diagrams/Drawings (P&ID’s), Equipment List, Civil/Structural Drawings, Engineering and Construction Quality Assurance Programs, Site Management, Scheduling and Budget Management, Construction Site Safety Program, Instrumentation Ladder Logic, Process Buildings, Process Equipment, Engineering Liaison Project Engineer and Site Administrator and Construction Manager. KL Process will provide a license agreement to Agassiz related to any process technology utilized by KL Process in the design, construction or operation of the Plant. Equipment and Service Acquisitions will be through an open-bid process available for inspection by Agassiz Energy, LLC. As general contractor, KL Process will be responsible for overseeing the construction of the Plant and construction sub-contractors. Sub-contractors will include, but are not limited to, mechanical, electrical and instrumentation, excavation, concrete, tank fabrication and HVAC services. KL Process will be responsible for insuring the operating facility is constructed in accordance with prudent engineering, plans, drawings and specifications.
Phase III—Start-up and Operations: Equipment Check-out, Punch-List, Operator Training, Plant Start-up, Human Resources, Management, Co-Product Marketing and Accounting Structure and Plant Operations. Deliverables will include but are not limited to a staffed and efficient operating ethanol plant producing 55 million gallons per year, a related amount of distillers grains, Construction Operations Manuals, Safety Manuals, Employee Handbooks, and Environmental Reporting Schedule.
Compensation
Our compensation for these Services:
Phase I: $100,000 in up-front engineering and project development costs prior to project funding. These costs to be invoiced Agassiz on the 20th of each month. To be paid within 30 days of a final proposal. In the event Agassiz requests KL Process assist with debt financing, Agassiz will pay $50,000 for out of pocket expenses in acquiring lender proposals for the Project.
Phase II: Approximately $100,707,500 including working capital, interest, labor, inventory and other indirect construction costs, also known as “soft costs”. It is expected that KL and Agassiz will enter into a fixed price contract not to exceed $100,707,500. See Appendix A for the estimated budget detail.
Phase III: Start-up and Plant management costs (to be determined and mutually agreed upon in a definitive agreement). Start-up cost estimates are listed at Appendix A . Estimated plant management costs are $300,000 per year along with 4% of net profit assuming all operating conditions are met or exceeded.
KL shall use its best efforts to inform Agassiz of any potential or actual material increases in the any price increase, including in the fixed price contract amount and the reasons for such increases.
KL Process Design Group, LLC
2693C Commerce Road, Rapid City, SD 57702 (605) 718-0372 Fax (605) 718-1372
www.klprocess.com
1461991.1
+Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Donald Sargeant Agassiz Energy, LLC	Apr 12, 2007 Page 3 of 8
Additional Services Compensation
In addition to the above listed compensation items and in exchange for the value KL Process Design Group, LLC brings to Agassiz in the form of value-engineering, equipment procurement and fund raising, KL Management, LLC, a related party to KL Process Design Group, LLC will receive 4.5% equity ownership in Agassiz Energy. KL understands that the current SEC-regulated offering in place must be amended to reflect KL ownership. KL will also be granted a management contract to operate the Agassiz Energy, LLC plant.
Beyond those costs defined as Project Basic Services, and when these Additional Services have been approved in writing by the Client, our compensation will be hourly at the normal rate of (___)+ per hour.
Notice to Proceed
If this proposal is acceptable to you, please authorize us to proceed by signing both original documents and returning one to our office. We will proceed with our work upon receipt of your signed proposal.
Thank you for the opportunity to provide you with this proposal. We look forward to working with you on this project.
Sincerely,
Randy Kramer
KL Process Design Group, LLC
Miscellaneous Provisions that follow this proposal are part of this agreement.

ACCEPTED for KL Process Design Group, LLC	Date: April 12, 2007

Partner: David B. Litzen, /s/ David B. Litzen

ACCEPTED for the Client	Date - April 17, 2007
By /s/ Donald Sargeant
KL Process Design Group, LLC
2693C Commerce Road, Rapid City, SD 57702 (605) 718-0372 Fax (605) 718-1372
www.klprocess.com
1461991.1
+Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Donald Sargeant Agassiz Energy, LLC	Apr 12, 2007 Page 4 of 8
Miscellaneous Provisions
Insurance
KL Process Design Group shall endeavor to keep in force for the term of the project, a professional liability insurance policy insuring it against negligent acts, errors, or omissions in the maximum amount of (___)+. KL Process Design Group will maintain a current copy of Proof of Insurance with Agassiz Energy, LLC at all times and will notify Agassiz Energy, LLC within 30 days of policy cancellation of changes.
Allocation of Risk
The risk involved in this project, has been allocated such that the Client agrees that KL Process Design Group’s total liability to the Client for any and all injuries, claims, losses, expenses, damages or claims expenses arising out of this Agreement from any cause or causes, shall not exceed the total amount of the design fee. Such causes include but are not limited to: design professional’s negligent acts, errors or omissions, strict liability, breach of contract, or breach of implied or express warranty. The estimated design fee is $3,000,000.
Hazardous Materials
Both parties acknowledge that KL Process Design Group’s scope of services does not include any services related to asbestos or hazardous or toxic materials. In the event KL Process Design Group or any other party encounters asbestos, hazardous or toxic materials, PCBs, combustible gases or material, petroleum or radioactive materials or any substance or any material and in any quantities as would pose a substantial danger to persons or properties at the jobsite, or should it become known in any way that such materials may be present at the jobsite or any adjacent areas that may affect the performance of KL Process Design Group’s services, KL Process Design Group may, at their option and without liability for consequential or any other damages, suspend performance of services on the project until the Client retains appropriate specialist consultant(s) or contractor(s) to identify, abate and/or remove the asbestos or hazardous or toxic materials, and warrant that the jobsite is in full compliance with applicable laws and regulations.
Disputes
All claims, disputes, and other matters in question arising out of or relating to this agreement or the breach thereof shall be decided in accordance with the laws of the State of Minnesota. Any controversy or claim arising out of or related to the contract, or the breach thereof, shall first be submitted to the American Arbitration Association Mediation Department. A mutually agreed upon qualified alternative dispute organization may be used. Mediation shall continue until resolution of the dispute or until the mediator notifies the parties that it is unlikely that the dispute will be resolved through mediation.
In the event that any litigation arising from or related to this Agreement or the services provided under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred, including staff time, attorney fees and all other related reasonable expenses in such litigation. In the event of a non-adjudicative settlement of litigation between the parties or a resolution of a dispute by arbitration or mediation, the term “prevailing party” shall be determined by that process.
Indemnification
KL Process Design Group and Agassiz Energy, LLC mutually agree, to the fullest extent permitted by law, to indemnify and hold each other harmless against damages, liabilities or costs, including reasonable attorney fees and defense costs, arising from their own negligent acts in performance of their services under this Agreement, to the extent that each party is responsible for such damages, liabilities, and costs on a comparative basis of fault.
Termination
Either party, giving written notice to the other party ten days prior to the termination date, may terminate this agreement with cause, defined as either party’s failure to perform any material act required of it pursuant to this agreement. KL Process Design Group shall be paid for work completed through the date of the termination notice for the services performed on an hourly basis at the normal hourly rate plus reimbursable expenses incurred up to the termination date, plus any reasonable termination expenses including but not limited to demobilization, reassignment of personnel, associated overhead costs and all expenses directly related to the termination. In the event KL Process Design Group was terminated for cause by Agassiz Energy, KL Process shall not be entitled to any expenses incurred after the termination date.
Lien Rights
All lien rights as and if necessary shall be invoked for nonpayment of services rendered. Any notification of lien rights if required by law will be sent to the Owner prior to commencing work on this project.
KL Process Design Group, LLC
2693C Commerce Road, Rapid City, SD 57702 (605) 718-0372 Fax (605) 718-1372
www.klprocess.com
1461991.1
+Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Donald Sargeant Agassiz Energy, LLC	Apr 12, 2007 Page 5 of 8
Verification of Existing Conditions
Inasmuch as the existing construction site requires that certain assumptions be made regarding existing conditions, and because some of these assumptions may not be verifiable without expending additional sums of money, Agassiz Energy, LLC agrees to bear all costs, losses and expenses, including the cost of the Design Professional’s additional services, arising or allegedly arising from the discovery of concealed or unknown conditions at the existing construction site. Potential existing conditions requiring additional funding to remedy include but are not limited to toxic waste; abandoned or undiscovered sub-surface utilities; undisclosed property encumbrances or unsettled boundary disputes adjacent to the construction site.
Payments
Invoices will, in most cases, be submitted bimonthly and are due upon presentation. The invoice shall be considered past due if not paid within 30 calendar days of the due date as posted on the invoice. If payment is not received within 30 calendar days of the due date, invoices shall bear interest at one (1%) percent of the past due amount per month. Payment thereafter shall first be applied to the accrued interest and then to the unpaid principal. If the Client fails to make payments when due and we incur costs in order to collect the overdue sums from the Client, the Client agrees that all reasonable collection costs incurred shall immediately become due and payable. Collection costs shall include, without limitation, reasonable legal fees, reasonable collection agency fees, and expenses including court costs. This obligation of the client to pay the collection fees shall survive the terms of this agreement or any early termination by either party.
Satisfaction with Services
Payment of any invoice by the Client shall mean that the Client is satisfied with the services to the date of payment and is not aware of any deficiencies in those services.
Contractor and Subcontractor Claims
The Client agrees, to the fullest extent permitted by law, to limit the liability of the KL Process Design Group and their employees and sub-consultants to all construction contractors and subcontractors on the Project for claims, losses, costs, damages of any nature whatsoever or claims expenses from any cause or causes, including attorney’s fees and costs and expert witness fees and costs, so that the total aggregate liability of the KL Process Design Group and their sub-consultant to all those named shall not exceed the amount of the design fee rendered on this project. It is intended that this limitation apply to any and all liability or cause of action however alleged or arising unless otherwise prohibited by law.
Jobsite Safety
KL Process Design Group and its personnel have no authority to exercise control over the construction contractor or its employees in connection with their work or any health or safety programs or procedures. The presence of KL Process Design Group at the job site shall not relieve the General Contractor of its obligation, duties, and responsibilities including but not limited to construction means, methods, sequence, superintending and coordinating the Work in accordance with the contract documents and any health and safety precautions required by any regulatory agencies. The Client agrees that the General Contractor shall be solely responsible for jobsite safety and warrants that this intent shall be carried out in the Client’s contract with the General Contractor.
Ownership of Instruments of Service
All reports, drawings, specifications, computer files, field data, notes and other documents and instruments prepared by KL Process Design Group as instruments of service shall remain the property of KL Process Design Group. KL Process Design Group shall retain all common law, statutory and other reserved rights, including the copyright thereto. The client shall not reuse or make any modifications to the construction documents without written authorization. KL Process Design Group will provide written authorization in the form of a technology agreement with Agassiz Energy, LLC in order for the plant to operate. With regards to future expansions of the proposed plant, Agassiz Energy will maintain the rights to decide future expansions of the plant. Agassiz Energy agrees to indemnify and hold harmless KL Process Design Group against any damages, liabilities, costs, and legal fees arising from or allegedly arising from or in anyway connected to the unauthorized or reuse of the construction documents by the Client or any person or entity that acquires or obtains the construction documents from or through the Client without written authorization from KL Process Design Group.
KL Process Design Group, LLC
2693C Commerce Road, Rapid City, SD 57702 (605) 718-0372 Fax (605) 718-1372
www.klprocess.com
1461991.1
+Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Donald Sargeant Agassiz Energy, LLC	Apr 12, 2007 Page 6 of 8
Assignment
Neither party to this Agreement shall transfer, sublet or assign any rights under or interest in this Agreement (including but not limited to monies that are due or monies that may be due) without prior written consent of the other party. Subcontracting to subconsultants normally contemplated by KL Process Design Group such as civil/structural engineers, electrical engineers, environmental engineers and detailed mechanical engineers shall not be considered as assignment for purposes of this Agreement.
Standard of Care
In providing services under this Agreement, KL Process Design Group will endeavor to perform in a manner consistent with that degree of care and skill ordinarily exercised by members of the same profession currently practicing under similar circumstances.
Opinions of Probable Construction Costs
In providing opinions of probable construction costs, the client understands that KL Process Design Group has no control over the cost or availability of labor, equipment or materials, or over market conditions or the Contractor’s method of pricing, and that KL Process Design Group’s opinion of probable construction costs are made on the basis of the KL Process Design Group’s professional judgment and experience. KL Process Design Group makes no warranty, expressed or implied that the bids or the negotiated cost of Work will not vary from the Consultant’s opinion of probable construction costs. KL shall promptly notify Agassiz of any potential or actual material increase in the probably construction costs for any reason.
Other
KL Process Design Group’s sole contractual relationship shall be with the Client and nothing herein shall be construed to create any obligation or contractual relationship between KL Process Design Group and any third party. KL Process Design Group relies solely and exclusively on the Client to provide complete, accurate and timely information of the Owner’s design criteria.
KL Process Design Group, LLC
2693C Commerce Road, Rapid City, SD 57702 (605) 718-0372 Fax (605) 718-1372
www.klprocess.com
1461991.1
+Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Donald Sargeant Agassiz Energy, LLC	Apr 12, 2007 Page 7 of 8
APPENDIX A
Agassiz Energy Cost Screening Estimate

General Assumptions
Million Undenatured Gallons	55,000,000
Gallons of Ethanol per Bushel	2.7
Bushels of Corn	20,370,370
Construction & Engineering Costs:
Mobilization and General Conditions		(_________	)+
Engineering and Project Management Costs		(_________	)+
Site Work		(_________	)+
Cook, Fermentation, Distillation and Distiller’s Grains Buildings		(_________	)+
Doors, Windows and Finishers		(_________	)+
Concrete Work		(_________	)+
Structural Steel		(_________	)+
Field Erected Tanks		(_________	)+
Process Equipment and Tanks (to include distillation column)		(_________	)+
Desiccant Beads		(_________	)+
Process Pumps		(_________	)+
Heat Exchangers (to include evaporator effects)		(_________	)+
Dryer—Includes VOC emissions control equipment (RTO)		(_________	)+
Steam Generation System—Coal Fired with storage and unloading		(_________	)+
Chiller		(_________	)+
Water Treatment Facility		(_________	)+
Cooling Towers		(_________	)+
Centrifuge Packages with Controls		(_________	)+
Air Compressors		(_________	)+
Grain Handling (includes 3 million bushels of corn storage)		(_________	)+
Painting		(_________	)+
Administrative Office		(_________	)+
Lab and Control Room (Located in Process Building)		(_________	)+
Process Piping and Valves		(_________	)+
Insulation		(_________	)+
Plumbing and HVAC		(_________	)+
Pollution Control Equipment		(_________	)+
Electrical including Instrumentation and Controls		(_________	)+
Truck/Rail Scales and Probe		(_________	)+
Fire Protection/Suppression		(_________	)+
Additional Waste Water Management		(_________	)+
KL Process Design Group, LLC
2693C Commerce Road, Rapid City, SD 57702 (605) 718-0372 Fax (605) 718-1372
www.klprocess.com
1461991.1
+Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

Donald Sargeant Agassiz Energy, LLC	Apr 12, 2007 Page 8 of 8

General Contingency including engineering, construction and equipment	(_________	)+

Total Construction & Engineering Costs Excluding Soft Costs	$100,707,500

Utilities (Wells, Electrical Transformer and Natural Gas Border Connections)	(_________	)+
Rail Siding Improvements and Switching (2 Switches)	(_________	)+
Inventory — Corn (15 Days @ $2.50 per bushel)	(_________	)+
Inventory — Chemicals, Yeast, and Denaturant	(_________	)+
Inventory — Ethanol (3 Days @ $2.00 per gallon)	(_________	)+
Inventory — Mash in Process	(_________	)+
Spare Parts	(_________	)+
Start-up Costs (Additional Labor, Education and Training)	(_________	)+
Captilized Interest	(_________	)+
Financing Cost Estimate to Include Fund Raising	(_________	)+
Working Capital	(_________	)+
Organizational Costs—legal and office equipment	(_________	)+
Land for ethanol plant	(_________	)+
Independent Engineer (Hired by Lender)	(_________	)+

Total Ethanol Project Start-up and Other Costs	(_________	)+

Total Uses of Funds	$115,307,897

Confidential treatment has been requested with respect to certain Portions of this exhibit. Omitted Portions have been filed separately with the Securities and Exchange Commission.
KL Process Design Group, LLC
2693C Commerce Road, Rapid City, SD 57702 (605) 718-0372 Fax (605) 718-1372
www.klprocess.com
1461991.1
+Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.